April 25, 2026
Scott Griffith
856 N. Old Woodward Ave, #403
Birmingham, MI 48009
Dear Scott,

Workhorse Group Inc. (the “Company” or “Workhorse”) is pleased to memorialize the terms of your compensation in your position as Chief Executive Officer. The terms and conditions set forth herein are effective as of and retroactive to December 15, 2025, which is the date on which Workhorse completed its merger with Motiv Power Systems, Inc. (the “Start Date”). This position will be based in our Wixom, Michigan offices. The Company’s Board of Directors (the “Board”) has also approved your appointment as a member of the Board as of the Start Date.
Title and Duties
As the Chief Executive Officer, you will report directly to the Board. As an employee of the Company, you agree to abide by all Company policies, procedures, rules and regulations as set forth in the Company’s Employee Handbook or as otherwise promulgated by the Company. Your responsibilities will include all normal duties associated with the role of Chief Executive Officer. You may serve on not-for-profit boards and one non-competitive for-profit corporate board, so long as this service does not interfere with your performance as Company’s Chief Executive Officer. You may serve on additional boards with the Board’s prior, written approval.
Compensation and Benefits
Your annual base compensation will be $600,000, less payroll deductions and all required withholdings, and you will be paid in accordance with the Company’s normal payroll procedures. Adjustments to your base compensation or other compensation, if any, will be made by the Board in its sole and absolute discretion.
You will be eligible to receive an annual cash bonus with a target amount equal to 50% of your then-base salary, which is eligible to be earned based on performance criteria determined at the sole discretion of the Board or a committee thereof (the “Annual Bonus”) and subject to the terms and conditions of the Company’s Short-Term Incentive Plan or an annual executive bonus plan to be approved by the Board or a committee thereof. You must be continuously employed through the applicable bonus payment date to earn and receive an Annual Bonus. The Company reserves the right to amend, replace or terminate the annual executive bonus plan in its sole discretion.
In addition, you will be eligible to receive initial long-term incentive compensation awards (LTI), with terms (including with respect to the treatment of such LTI awards upon a change in control of the Company) to be mutually agreed by you and the Board.
Severance Benefits; Release
In the event that (i) your employment is terminated by the Company or a successor other than for Cause (excluding any termination due to your death or disability) or (ii) you resign for Good Reason, in each case subject to your timely provision to the Company of an effective Release (as defined below), the Company will provide you with the following: an amount equal to twelve (12) months of your then-current annual base salary (as calculated prior to any reduction in base salary that would give rise to your right to resign for Good Reason), payable in substantially equal monthly installments in accordance with the Company’s standard payroll practices, and commencing on the next payroll date following the Release Deadline, and (Z) one hundred percent (100%) of your Annual Bonus target, payable as a one-time, lump sum payment on the next payroll date follow the Release Deadline. All cash severance amounts described in this paragraph are the “Severance Benefits,” and any such amounts shall be paid less applicable withholdings and deductions.
For purposes of this letter, “Cause” means any of the following: (i) your theft, dishonesty, willful misconduct, embezzlement, misappropriation, fraud, breach of fiduciary duty, or falsification of any Company documents or records; (ii) your material failure to abide by the Company’s code of conduct or other material written Company policies (including policies relating to confidentiality and reasonable workplace conduct); (iii) your unauthorized use, misappropriation, destruction or diversion of any tangible or intangible asset or corporate opportunity of the Company (including your improper use or disclosure of the Company’s confidential or proprietary information) other than the occasional, customary and de minimis use of Company property for personal purposes; (iv) any willful action or omission that, to a reasonable person, would be likely to have a material detrimental effect on the Company’s reputation or business; (v) your repeated failure to perform any reasonable assigned duties; (vi) any material breach by you of a material term of this letter or other agreement between you and the Company; or (vii) your conviction of (including any plea of guilty or nolo contendere to) any felony or any other criminal act involving fraud, dishonesty, misappropriation or moral turpitude, or that impairs your ability to perform your duties with the Company; provided, however, that Cause shall not exist under (ii), (v), and (vi) unless the Company first provides you with written notice of the events giving rise to Cause and an opportunity to cure for not less than thirty (30) days. If you fail to cure within such cure period, the Company may terminate your employment immediately.
“Good Reason” means the occurrence of any one or more of the following without your consent: (i) diminution of your title, role, or responsibilities or authority as Chief Executive Officer of the Company; (ii) a material reduction by the Company of your base compensation, other than a reduction that occurs in connection with a reduction that is imposed on all executive employees of the Company at the time of such reduction; (iii) the relocation of your regularly required work place for the Company to a location that is more than fifty (50) miles away from your regular work place for the Company; or (iv) the Company’s material breach of the terms of this Agreement; provided, that in any such event you shall notify the Company in writing providing with specificity the acts or omissions constituting the alleged basis for Good Reason within forty-five (45) days following the initial existence of such basis, the Company shall have failed to cure all such acts and omissions within thirty (30) days following its receipt of such written notice, and you terminate your employment with the Company within ten (10) days following the expiration of such cure period. Notwithstanding the foregoing, a suspension of your responsibilities, authority and/or duties for the Company during any portion of a bona fide internal investigation or an investigation by regulatory or law enforcement authorities shall not constitute Good Reason.
Any obligation of the Company to provide you with the Severance Benefits or double-trigger acceleration under this letter is conditioned upon your signing and not revoking a release of claims in the substantially the same form as attached hereto as Exhibit A (which form may be modified to reflect the specific separation benefits payable pursuant to this letter based on the circumstances of your termination) (the “Release”) that becomes effective no later than sixty (60) days following your termination date or such earlier date required by the release agreement (such deadline, the “Release Deadline”). If the Release does not become effective by the Release Deadline, you will forfeit any rights to Severance Benefits or double-trigger acceleration under this letter. In no event will Severance Benefits be paid or provided or the double-trigger acceleration take effect until the Release actually becomes effective. In the event the termination occurs at a time during the calendar year where the Release could become effective in the calendar year following the calendar year in which your termination occurs, then any Severance Benefits or other benefits under this letter that would be considered Deferred Compensation (as defined below) will be paid or provided no earlier than the first payroll date to occur during the calendar year following the calendar year in which such termination occurs, or, if later, the later of (i) the Release Deadline, or (ii) the Deferred Compensation Delayed Payment Date (as defined below). In the event of termination of your employment by the Company for any reason (including for or other than for Cause, or due to your death or disability) or your voluntary resignation for any reason (whether for or other than Good Reason), in addition to any Severance Benefits and other benefits that may be payable to you pursuant to this letter or otherwise, the Company will pay you any base salary earned but not paid through the date of termination, any accrued but unused paid time off (to the extent payable pursuant to Company policy at the time of such termination), and any earned but unpaid bonus.
Section 280G
If any payment or benefit you would receive pursuant to this letter agreement or otherwise in connection with a change in the ownership or effective control of the Company or change in the ownership of a substantial portion of the assets of the Company (within the meaning of Section 280G of the Code and regulations promulgated thereunder (“Section 280G”)), whether from the Company or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G, and (ii) but for this paragraph, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be reduced to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax, or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in your receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the following order: in each case, in reverse chronological order beginning with the Payments that are to be paid the furthest in time from consummation of the transaction that is subject to Section 280G: (i) cash payments not subject to Section 409A of the Code; (ii) cash payments subject to Section 409A of the Code; (iii) equity-based payments and acceleration; and (iv) non-cash forms of benefits; provided that in the case of all the foregoing Payments all amounts or payments that are not subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c) shall be reduced before any amounts that are subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c). The foregoing calculations will be performed at the expense of the Company by a law firm or accounting firm selected by the Company.
Section 409A
The provisions of this letter are intended to be exempt from, the requirements of Code Section 409A and the final regulations and official guidance promulgated thereunder (“Section 409A”) to the maximum extent, or to comply with Section 409A, so that none of the payments and benefits to be provided hereunder will be subject to the additional penalty tax imposed under Section 409A, and any ambiguities herein will be interpreted accordingly. The Company agrees to work together with you in good faith and to take such steps as necessary, including amending (and, as required, consenting to the amendment of) the terms of this letter and any plan or program under which the payments are to be made, and to take such reasonable actions, if permissible under Section 409A, which are necessary, appropriate or desirable to avoid imposition of any additional tax, interest penalty or accelerated income recognition prior to actual payment to you under Section 409A, in each case, without any material diminution in the value of the payments or benefits to you. Notwithstanding anything to the contrary in this letter, no severance payments or severance benefits payable to you upon termination of employment under this letter or otherwise that constitute “non-qualified deferred compensation” under Section 409A (“Deferred Compensation”) will be payable until you have a “separation from service” within the meaning of Section 409A. The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A 1(h). Further, if at the time of your termination of employment, you are a “specified employee” within the meaning of Section 409A, payment of such Deferred Compensation will be delayed to the extent necessary to avoid the imposition of the additional tax imposed under Section 409A, which generally means that you will receive payment on the first payroll date that occurs on or after the date that is six (6) months and one (1) day following your termination of employment, or your death, if earlier (the “Deferred Compensation Delayed Payment Date”). If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid between the date of your termination of employment and the Deferred Compensation Delayed Payment Date but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule. Each installment or payment made under this letter shall be treated as a series of separate payments under Treasury Regulation §1.409A-2(b)(2)(iii).
Exemption Status
This position is classified as “exempt” in accordance with applicable FLSA provisions, which means you are paid for the job as opposed to your time. Accordingly, you will not be eligible to receive overtime pay if you work more than eight (8) hours in a workday or 40 hours in a workweek. You will be paid in accordance with the Company’s semimonthly payroll schedule. In addition to Workhorse’s standard Company holidays, you will be entitled to the greater of twenty-five (25) days of paid time off per year or the amount of paid time off set forth in the Company’s paid time off policies then in effect, in either case with paid time off accruing pro rata on a monthly basis.
Benefits
In addition, as a regular full-time employee you will be eligible for various benefits offered to similarly situated Workhorse employees and executives in accordance with the terms of Workhorse's policies and benefit plans. Among other things, these benefits currently include medical and dental insurance. All payments made by the Company under this letter shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law.
Conditions to Employment
You represent further that you have disclosed to the Company any contract you have signed that may restrict your activities on behalf of the Company. Also, we expect you to abide by any obligations to refrain from soliciting any person employed by or otherwise associated with any former employer. By accepting employment with the Company, you are representing that you will be able to perform your job duties within these guidelines. As a condition of employment, you must read, sign and comply with the Company’s Confidential Information and Inventions Agreement (the “CIIA”), to be provided to you under separate cover, and which prohibits unauthorized use or disclosure of Company proprietary information.
Your employment with the Company is contingent on proof of your eligibility to work in the United States. You agree that you shall at all times faithfully, industriously and to the best of your ability, experience and talent, perform to the satisfaction of the Company all of the duties that may be assigned to you hereunder. You agree to use your best business judgment and efforts to the performance of your duties for the company and to promote the interests and business of the Company.

At-Will Employment
Your employment relationship is at-will. You may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company. Likewise, subject to the obligations in this letter, the Company may terminate your employment at any time, with or without cause or advance notice. Your employment at-will status can only be modified in a written agreement signed by you and by the Executive Chairman of the Company.
Entire Agreement
This letter, together with the CIIA (collectively the “Employment Agreements”), forms the complete and exclusive statement of your employment agreement with the Company. The terms in the Employment Agreements supersede any other agreements or promises made to you by anyone, whether oral or written (including but not limited to the offer letter from Motiv dated March 29, 2024 and the Confidential Information and Inventions Agreement between you and Motiv effective as of April 4, 2024), and will govern in the event there is a conflict between the Employment Agreements and other agreements, policies, plans and practices of the Company. This letter cannot be changed except in a written agreement signed by you and the Executive Chairman of the Company.
Governing Law; Venue
This letter will be interpreted, enforced, and governed in accordance with the laws of the State of Michigan in all respects, without reference to principles of conflict of laws which would require application of the law of another jurisdiction. The parties to this letter consent to the exclusive jurisdiction of the state and federal courts located in the State of Michigan for purposes of enforcing this letter or for any other lawsuit relating to or arising under this letter, and the parties to this letter waive any objection they might have to jurisdiction or venue in those courts. EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THE EMPLOYMENT AGREEMENTS. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THE EMPLOYMENT AGREEMENTS, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS PROVISION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.
Please sign and date this letter and return it to me if you wish to accept employment at the Company under the terms described above. Also, please review the Company’s Confidential Information and Inventions Agreement which you will be required to sign as a condition of employment and the other terms and conditions provided hereunder.
We look forward to a productive and mutually beneficial working relationship. Please let me know if I can answer any questions for you about any of the matters outlined in this letter.
[Signature Page Follows]

Sincerely,
/s/ Matt O’Leary
Matt O'Leary, Chairman
Workhorse Group Inc.

UNDERSTOOD AND ACCEPTED

/s/ Scott Griffith        4/25/2026
Employee Signature                    Date
Scott Griffith

EXHIBIT A

Form of Release
(see attached)